EXHIBIT INDEX

2.       Opinion of counsel.

6.       Actuarial opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President
         - Insurance Product Development.

7.        (a)      Written actuarial consent of Mark Gorham, F.S.A.,  M.A.A.A.,
                   Vice President - Insurance  Product  Development.

          (b)      Written  auditor consent of Ernst & Young LLP.

          (c) Power of Attorney to sign amendments to this Registration Statement dated April 9, 2002.